Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: September 7, 2012

Heritage Financial Announces Promotions of Executive Officers

Olympia, WA/September 7, 2012/PRNewswire/ - (NASDAQ GS: HFWA) Brian L. Vance, President and Chief Executive Officer of Heritage Financial Corporation (“Company”) announced today that effective September 7, 2012 Jeffrey J. Deuel was named President and Chief Operating Officer of Heritage Bank (“Bank”) and that Donald J. Hinson, the Company’s and the Bank’s Chief Financial Officer, was promoted to Executive Vice President of the Company and the Bank. Mr. Deuel will continue to serve as Executive Vice President of the Company.

Mr. Deuel joined Heritage Bank in February 2010 as Executive Vice President of Corporate Strategies. In response to the growing organization, Mr. Deuel was appointed Executive Vice President and Chief Operating Officer of Heritage Bank and Executive Vice President of the Company in December 2010. Prior to joining Heritage, Mr. Deuel held various senior positions in commercial banking with extensive experience in lending, credit administration, and operations. Mr. Deuel has been in commercial banking for 30 years.

Mr. Hinson joined Heritage Bank in 2005 as Vice President and Controller. In 2007, Mr. Hinson was named Senior Vice President and Chief Financial Officer of the Company. Mr. Hinson is a Certified Public Accountant and prior to joining Heritage he served 11 years in the banking and audit practice of local and national accounting firms of Knight, Vale and Gregory and RSM McGladrey.

Mr. Vance commented, “I’m pleased to announce these appointments and congratulate Jeff and Don on their well-deserved promotions. They both have played an integral leadership role in achieving and deploying our strategic goals, which includes our ongoing growth initiatives. I am confident these individuals will continue to be substantial contributors to our continued success.”

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves western Washington and the greater Portland, Oregon area through its twenty-seven full-service banking offices and its Online Banking Website www.HeritageBankNW.com. Central Valley Bank serves Yakima and Kittitas counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. The Company’s stock is traded on the Nasdaq Global Select Market under the symbol “HFWA”. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Source: Heritage Financial Corporation

Contact: Brian L. Vance, Chief Executive Officer, (360) 943-1500